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                                      NEWS
                                                     For additional information:
                                                     Jeffrey A. Stoops
                                                     Chief Financial Officer
                                                     (561) 995-7670

                              FOR IMMEDIATE RELEASE

            SBA COMMUNICATIONS CORPORATION ANNOUNCES REVISED CONSENT
             SOLICITATION FOR ITS 12% SENIOR DISCOUNT NOTES DUE 2008

BOCA RATON, FLORIDA, October 25, 1999 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") announced today a revision to its consent solicitation relating to its $269,000,000 in aggregate principal amount at maturity of 12% Senior Discount Notes due 2008 (the "Notes").

SBA is soliciting consents to amend a portion of Section 4.09 of the indenture, pertaining to the incurrence of indebtedness. The proposed amendment, as currently revised, would permit the Company to borrow, subject to certain availability tests, up to $300 million of debt under senior credit facilities, up from the $175 million currently permitted under the indenture. Under its revised proposal, the Company is offering a cash consent payment of 3.0% of the accreted value of the Notes to all holders of record who consent to the proposed amendment on or prior to October 28, 1999.

The consent solicitation is conditioned upon, among other things, the receipt of consents from holders of at least two-thirds of all outstanding Notes. The consent solicitation expires at 5:00 P.M., New York time, on October 28, 1999, unless extended. The record date remains the close of business on October 7, 1999.

Lehman Brothers Inc. is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at Toll Free: 800-438-3242.

D. F. King & Co., Inc. is serving as Information Agent. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Information Agent at Toll Free: 800-628-8528.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States. As of September 30, 1999, SBA owned 956 towers and was involved in projects for over 700 new tower builds throughout the nation.